As filed with the Securities and Exchange Commission on March 24, 2004.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Duke Realty Corporation

(Exact Name of Issuer as Specified in its Charter)

Indiana	35-1740409
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Address, including zip code, and telephone number of Principal Executive Offices)

Duke 401(k) Plan

Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership

Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation

(Full Title of the Plans)

DENNIS D. OKLAK

President and Chief Operating Officer

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7546

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value	1,563,138(2)	$33.75(4)	$52,755,907.50(4)	$6,684.17

Deferred Compensation Obligations (3)	$35,000,000(3)	N/A	$35,000,000(5)	$4,434.50

Total			$87,755,907.50	$11,118.67

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.
(2)	Includes an aggregate of 1,263,138 shares registered under the Duke 401(k) Plan, 100,000 shares with respect to which participants may make phantom stock investments under the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership, and 200,000 shares which may be issued under the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation, including any shares that may be offered as a result of any stock split, stock dividend or similar adjustment in the number of shares of Common Stock from time to time outstanding.
(3)	Represents $25,000,000 of deferred compensation obligations (DCOs) offered under the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership and $10,000,000 of DCOs offered under the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation.
(4)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange on March 19, 2004.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Dukes Realty Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Dennis D. Oklak, President and Chief Operating Officer, at the address and telephone number on the cover of this Registration Statement.

PART II.	INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003;

(3) The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

(4) The Duke 401(k) Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2002;

(5) All other reports filed by the Duke 401(k) Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002;

(6) All reports filed by Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership and the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation following the date of this Registration Statement; and

(7) All other documents subsequently filed by the Company and the Plans pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

This registration statement covers (i) shares of the Company’s Common Stock registered under the Duke 401(k) Plan (the “401(k) Plan”), the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation (the “Directors’ Deferred Plan”), and the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership (the “Executives’ Deferred Plan,” and, together with the 401(k) Plan and the Directors’ Deferred Plan, the “Plans”), (ii) deferred compensation obligations (“DCOs”) that may be offered under the Directors’ Deferred Plan and the Executives’ Deferred Plan, and (iii) an indeterminate amount of plan interests to be offered or sold pursuant to the Plans. The following summary of the DCOs is qualified in its entirety by reference to the applicable plan document, copies of which have been filed as exhibits to this registration statement.

Deferred Compensation Obligations Issued Under the Executives’ Deferred Plan. The DCOs issuable under the Executives’ Deferred Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Executives’ Deferred Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The DCOs are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of service, according to the Plan. The participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in service distribution.

Subject to the terms and conditions set forth in the Plan, each participating employee may elect to defer eligible compensation, and amounts deferred are credited to each participant’s account. Amounts in a participant’s account will be indexed to one or more investment alternatives chosen by each participant from a range of such alternatives available under the Plan, including a Company stock fund. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company may, but is not required to, establish a Rabbi Trust for the purpose of informally funding the Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the DCOs will be void.

Deferred Compensation Obligations Issued Under the Directors’ Deferred Plan. The DCOs issuable under the Directors’ Deferred Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Directors’ Deferred Plan is intended to allow directors to defer the payment of his or her cash fees and/or stock fees for service to the Company as a director to future years for tax and financial planning purposes. If cash fees are deferred, the DCOs are payable in cash. If stock fees are deferred, the DCOs are payable in shares of Company Common Stock. Directors may elect to receive their DCOs paid in a single lump-sum, five annual installments, or ten annual installments. The participant may also elect to receive the deferred amounts and related earnings pursuant to an early withdrawal right, according to the terms of the Plan.

Subject to the terms and conditions set forth in the Plan, each participating director may elect to defer cash and/or stock fees. Stock fees deferred are credited to the director’s corresponding stock subaccount, and cash fees deferred are credited to the director’s stock or interest subaccount, as elected by the director. Each director’s interest subaccount will be adjusted as of the first day of each calendar quarter as if such amounts were invested at the then-current prime interest rate. Each director’s stock subaccount will be adjusted to reflect cash and/or stock dividends, stock splits or other similar adjustments or distributions made with respect to such deferrals. Any cash fees that a director elects to defer into his or her stock subaccount shall be deemed to be used to purchase shares of the Company’s Common Stock.

The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan.

Item 5.	Interests of Named Experts and Counsel. Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Company is an Indiana corporation. The Company’s officers and directors are and will be indemnified under Indiana law, the Third Restated Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”) and the partnership agreements of Duke-Weeks Realty Limited Partnership (the “Operating Partnership”) and Duke Realty Services Limited Partnership (the “Services Partnership”) against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company’s Articles of Incorporation do not contain any provision prohibiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Articles of Incorporation generally provides that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person’s service with or at the request of the Company. Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by the Company, the expenses incurred in defending any such proceedings in advance of their final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company.

The Company’s Articles of Incorporation authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL.

Each of the partnership agreements for the Operating Partnership and the Services Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to the Services Partnership and its partners, respectively, to substantially the same extent limited under the Company’s Articles of Incorporation.

Item 7.	Exemption from Registration Claimed. Not Applicable.

Item 8.	Exhibits. See Exhibit Index, which is incorporated here by reference.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 24, 2004.

Duke Realty Corporation

By:	/s/ Dennis D. Oklak
Dennis D. Oklak,
President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Hefner, Darrel E. Zink, Jr., and Dennis D. Oklak, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Thomas L. Hefner Thomas L. Hefner	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 29, 2004

/s/ Matthew A. Cohoat Matthew A. Cohoat	Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	February 25, 2004

/s/ Gary A. Burk Gary A. Burk	Vice Chairman of the Board	January 28, 2004

/s/ Darrell E. Zink, Jr. Darell E. Zink, Jr.	Vice Chairman of the Board	January 29, 2004

/s/ Barrington H. Branch Barrington H. Branch	Director	January 29, 2004

/s/ Geoffrey Button Geoffrey Button	Director	February 10, 2004

/s/ William Cavanaugh III William Cavanaugh III	Director	January 29, 2004

/s/ Ngaire E. Cuneo Ngaire E. Cuneo	Director	January 29, 2004

/s/ Charles R. Eitel Charles R. Eitel	Director	January 29, 2004

/s/ L. Ben Lytle L. Ben Lytle	Director	January 28, 2004

/s/ William O. McCoy William O. McCoy	Director	January 29, 2004

/s/ John W. Nelley, Jr. John W. Nelley, Jr.	Director	January 29, 2004

/s/ James E. Rogers James E. Rogers	Director	February 10, 2004

/s/ Jack R. Shaw Jack R. Shaw	Director	January 29, 2004

/s/ Robert J. Woodward Robert J. Woodward	Director	January 29, 2004

Pursuant to the requirements of the Securities Act of 1933, the Duke 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 24, 2004.

DUKE 401(k) PLAN

By:	/s/ Dennis D. Oklak

Pursuant to the requirements of the Securities Act of 1933, the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 24, 2004.

EXECUTIVES’ DEFERRED COMPENSATION PLAN OF DUKE REALTY SERVICES LIMITED PARTNERSHIP

By:	/s/ Dennis D. Oklak

Pursuant to the requirements of the Securities Act of 1933, the Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 24, 2004.

DIRECTORS’ DEFERRED COMPENSATION PLAN OF DUKE-WEEKS REALTY CORPORATION

By:	/s/ Dennis D. Oklak

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Third Restated Articles of Incorporation of the Company, incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed May 13, 2003.

4.2	Third Amended and Restated Bylaws of the Company, incorporated by reference from Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed May 13, 2003.

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

99.1	Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership

99.2	Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation

With respect to the Duke 401(k) Plan, in lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the Duke 401(k) Plan, and any amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.